Exhibit 99

Media Contact:

Amanda Galgay

Senior Manager, Public Affairs

Biogen Idec

Tel: (781) 464-3260

Investment Community Contact:

Kia Khaleghpour

Associate Director, Investor Relations

Biogen Idec

Tel: (781) 464-2442

Biogen Idec Surpasses $5 Billion in 2011 Annual Revenue

— Non-GAAP Diluted EPS Rises 15% and GAAP Diluted EPS Up 28% —

— Preparing for BG-12 Filing in First Half of 2012 —

— Phase III data Anticipated in 2012 for Long-Lasting Factor VIII and Factor IX in

Hemophilia and Dexpramipexole in ALS —

Weston, MA, January 31, 2012 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, today announced its full year and fourth quarter 2011 results.

Full Year 2011 Highlights:

•

Total revenues in 2011 increased 7% to $5.0 billion year-over-year. TYSABRI® (natalizumab) revenues increased 20% year-over-year to $1.1 billion while AVONEX® (interferon beta-1a) revenues increased 7% year-over-year to $2.7 billion. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $1.0 billion for the year, a decrease of 7% versus prior year as a result of certain royalties from individual countries expiring and a charge of approximately $50 million from an accrual relating to Genentech’s arbitration with Hoechst GmbH.

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•

Global in-market sales of TYSABRI for the full year of 2011 were $1.5 billion, an increase of 23% over 2010. The total was comprised of $747 million in U.S. sales and $764 million in sales outside the U.S.

•

On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full year 2011 GAAP diluted EPS were $5.04, an increase of 28% versus 2010. GAAP net income attributable to Biogen Idec for the year was $1.2 billion, an increase of 23% versus 2010.

•	Non-GAAP diluted EPS for 2011 were $5.90, an increase of 15% over 2010. Non-GAAP net income attributable to Biogen Idec for 2011 was $1.4 billion, an increase of approximately 10% versus 2010.

Fourth Quarter 2011 Highlights:

•

Fourth quarter revenues increased 9% to $1.3 billion, compared to the fourth quarter of 2010. TYSABRI revenues increased 11% year-over-year to $269 million while AVONEX revenues increased 8% year-over-year to $703 million. RITUXAN revenues from our unconsolidated joint business arrangement were $258 million for the quarter, approximately in-line with the prior year.

•

Global in-market sales of TYSABRI in the fourth quarter of 2011 were $380 million, an increase of 14% over the fourth quarter of 2010. The total was comprised of $196 million in U.S. sales and $183 million in sales outside the U.S.

•

Fourth quarter 2011 GAAP diluted EPS were $1.22, an increase of 23% over the fourth quarter of 2010. GAAP net income attributable to Biogen Idec for the quarter was $300 million, an increase of 25% from the fourth quarter of 2010.

•

Non-GAAP diluted EPS for the fourth quarter of 2011 were $1.51, an increase of 6% over the fourth quarter of 2010. Non-GAAP net income attributable to Biogen Idec for the fourth quarter of 2011 was $370 million, an increase of approximately 7% from the fourth quarter of 2010. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.

As of December 31, 2011, Biogen Idec had cash, cash equivalents and marketable securities of approximately $3.1 billion.

“Our success in 2011 gives us a strong position on which to build,” said George A. Scangos, Ph.D., the company’s chief executive officer. “In 2012 we will focus on the continued growth and leadership of our marketed products and the advancement of our strong pipeline. We will continue to work on risk stratification to unlock the value of TYSABRI and we plan to launch the AVONEX PEN in the US to support the continued growth of AVONEX. We are working to file BG-12 as quickly as possible, and are preparing for the potential launch of the product. We also anticipate phase III data later this year for our long-acting factor VIII and factor IX in hemophilia, and dexpramipexole in ALS, and are preparing for multiple filings and product launches where the data are

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positive. At the same time we are working to strengthen our early stage pipeline through internal research and strategic collaborations to build a foundation for growth and innovation over the long term.”

TYSABRI Patient Growth

Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of December 2011, we estimate that approximately 64,400 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 95,300 patients have ever been treated with TYSABRI in the post-marketing setting.

Other Products and Royalties

For the full year, revenues from other products were $70 million, an increase of 36% versus 2010. Revenues from other products in the fourth quarter of 2011 were $24 million, compared to $14 million in the fourth quarter of 2010.

Table 4 provides individual product revenues.

Royalties in 2011 increased 15% to $158 million, versus 2010. Royalties were $53 million in the fourth quarter of 2011, an increase of 16% compared to the fourth quarter of 2010.

Corporate partner revenues for the full year of 2011 were $57 million, compared to $32 million in 2010. For the fourth quarter of 2011, corporate partner revenues were $20 million, compared to $6 million in 2010.

2012 Financial Guidance

Biogen Idec also released its full year 2012 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be in the low to mid-single digits versus 2011.

•	Cost of Sales is expected to be approximately 9% to 10% of total revenue.

•	R&D is expected to be approximately 24% to 25% of total revenue.

•	SG&A is expected to be approximately 22% to 23% of total revenue.

•	Tax rate is expected to be approximately 24% to 26% of pretax income.

•	Non-GAAP diluted EPS is expected to be between $6.10 and $6.20.

•	GAAP diluted EPS is expected to be between $5.46 and $5.56.

•	Capital expenditures are expected to be in the range of $230 to $250 million.

Biogen Idec may incur charges, realize gains or experience other events in 2012 that could cause actual results to vary from this guidance.

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Recent Events

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On January 30, 2012, Biogen Idec announced Kenneth DiPietro joined Biogen Idec as Executive Vice President of Human Resources and a member of our executive management team. Mr. DiPietro joined Biogen Idec from Lenovo Group, where he served as Senior Vice President, Human Resources. He has 30 years of experience serving in a range of human resource and general management positions at companies including Microsoft Corporation, Dell Inc. and PepsiCo.

•

On January 26, 2012, Biogen Idec and Elan Corporation announced a global Phase IIIb study, ASCEND, that is being conducted to evaluate the effectiveness of TYSABRI as a treatment for secondary-progressive multiple sclerosis (SPMS). According to the National Multiple Sclerosis Society, approximately half of all people initially diagnosed with relapsing-remitting multiple sclerosis (RRMS) - the most common form of multiple sclerosis (MS) - will transition to SPMS within 19 years.

•

On January 20, 2012, Biogen Idec and Elan Corporation announced the U.S. Food and Drug Administration (FDA) approved a product label change for TYSABRI that will help enable individual benefit risk assessment for patients with multiple sclerosis (MS). The new label identifies anti-JCV antibody status as a risk factor for developing an infrequent but serious brain infection known as progressive multifocal leukoencephalopathy (PML). This marks the third risk factor identified to help physicians and people with MS make personalized treatment decisions when considering TYSABRI, a highly effective treatment for relapsing forms of MS.

•

On January 4, 2012, Biogen Idec and Isis Pharmaceuticals announced they entered into an exclusive, worldwide option and collaboration agreement under which the companies will develop and commercialize Isis’ antisense investigational drug, ISIS-SMNRx, for the treatment of spinal muscular atrophy (SMA). Biogen Idec has the option to develop and commercialize this promising compound for the most common genetic cause of infant mortality and will offer its expertise in neurology to aid in rapid development.

•

On December 5, 2011, Samsung and Biogen Idec announced they entered into an agreement to invest $300 million to establish a joint venture to develop, manufacture and market biosimilars. Samsung will take a leading role in the joint venture, with Biogen Idec contributing its expertise in protein engineering and biologics manufacturing.

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Conference Call and Webcast

The company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:00 a.m. ET on January 31, 2012, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently for one month.

About Biogen Idec

Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor

This press release contains forward-looking statements, including statements about the anticipated development, timing and therapeutic scope of programs in our clinical pipeline, regulatory filings, prospects for growth, potential product launches and financial guidance. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, uncertainty of success in commercializing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation, our ability to protect our intellectual property rights, and have sufficient rights to market our products and services, and the cost of doing so, the risks of doing business internationally, problems with our manufacturing processes and our reliance on third parties, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, change of control provisions in our collaborations, representation of activist shareholders on our board of directors, and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

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These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1

Biogen Idec Inc.

December 31, 2011

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUES

Product	$996,555	$909,752	$3,836,117	$3,470,056

Unconsolidated joint business	257,543	257,963	996,597	1,077,244

Royalties	52,686	45,328	158,497	137,401

Corporate partner	19,926	6,029	57,423	31,722

Total revenues	1,326,710	1,219,072	5,048,634	4,716,423

COST AND EXPENSES

Cost of sales, excluding amortization of acquired intangible assets	139,638	100,304	466,780	400,262

Research and development	338,933	290,846	1,219,602	1,248,604

Selling, general and administrative	283,916	276,393	1,056,133	1,031,540

Collaboration profit sharing	73,453	67,831	317,771	258,071

Amortization of acquired intangible assets	50,866	53,360	208,566	208,928

Fair value adjustment of contingent consideration	30,165	—	36,065	—

Restructuring charge	636	75,153	19,026	75,153

Acquired in-process research and development	—	—	—	244,976

Total cost and expenses	917,607	863,887	3,323,943	3,467,534

Income from operations	409,103	355,185	1,724,691	1,248,889

Other income (expense), net	(3,973)	(4,664)	(13,477)	(18,983)

INCOME BEFORE INCOME TAX EXPENSE	405,130	350,521	1,711,214	1,229,906

Income tax expense	104,919	78,768	444,528	331,333

NET INCOME	$300,211	$271,753	$1,266,686	$898,573

Net income attributable to noncontrolling interest, net of tax	(27)	31,475	32,258	(106,700)

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$300,238	$240,278	$1,234,428	$1,005,273

BASIC EARNINGS PER SHARE	$1.24	$1.00	$5.09	$3.98

DILUTED EARNINGS PER SHARE	$1.22	$0.99	$5.04	$3.94

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	242,959	239,682	242,395	252,307

DILUTED EARNINGS PER SHARE	245,382	242,937	245,033	254,867

TABLE 2

Biogen Idec Inc.

December 31, 2011

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$1,690,657	$1,207,744

Accounts receivable, net	584,603	605,329

Inventory	326,843	289,066

Other current assets	373,324	438,281

Total current assets	2,975,427	2,540,420

Marketable securities	1,416,737	743,101

Property, plant and equipment, net	1,571,387	1,641,634

Intangible assets, net	1,608,191	1,772,826

Goodwill	1,146,314	1,146,314

Investments and other assets	331,548	248,198

TOTAL ASSETS	$9,049,604	$8,092,493

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and other financing arrangements	$3,292	$137,153

Other current liabilities	909,597	912,969

Long-term deferred tax liability	248,644	200,950

Notes payable and line of credit	1,060,808	1,066,379

Other long-term liabilities	400,276	325,599

Shareholders’ equity	6,426,987	5,449,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,049,604	$8,092,493

TABLE 3

Biogen Idec Inc.

December 31, 2011

Condensed Consolidated Statements of Income - Non-GAAP

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
EARNINGS PER SHARE	2011	2010	2011	2010

GAAP earnings per share - Diluted	$1.22	$0.99	$5.04	$3.94
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.29	0.43	0.86	1.21

Non-GAAP earnings per share - Diluted	$1.51	$1.42	$5.90	$5.15

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$300.2	$240.3	$1,234.4	$1,005.3
Adjustments:
R&D: Restructuring and severance	—	—	—	1.2
R&D: Stock option expense	1.3	1.6	4.8	6.5
R&D: Expenses paid by Cardiokine	—	0.3	—	5.2
SG&A: Restructuring and severance	—	—	—	5.7
SG&A: Stock option expense	2.0	3.7	7.5	26.8
Amortization of acquired intangible assets	49.5	53.4	206.4	208.9
Restructuring charge	0.6	75.2	19.0	75.2
Fair value adjustment of contingent consideration associated with the 2010 Panima acquisition and the 2011 purchase of Dompe’s noncontrolling interest	30.2	—	36.1	—
Acquired in-process research and development related to the initial consolidation of Knopp and the contingent consideration payment associated with the 2007 Syntonix acquisition	—	—	—	245.0
Income tax expense: Income tax effect related to reconciling items	(13.6)	(28.3)	(62.0)	(116.1)
Noncontrolling interest: Initial consolidation of Knopp and expenses paid by Cardiokine	—	0.7	—	(149.1)

Non-GAAP net income attributable to Biogen Idec Inc.	$370.2	$346.9	$1,446.2	$1,314.6

2012 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$ Millions	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,351	245	$5.51
Adjustments:
Stock option expense	7
Amortization of acquired intangible assets	193
Contingent consideration	7
Income taxes	(51)

Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,507	245	$6.15

Use of Non-GAAP Financial Measures

Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics, Syntonix Pharmaceuticals, and Panima Pharmaceuticals AG and the consolidation of Knopp and Cardiokine. These include charges for in-process research and development and amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the impact of all other share-based awards and cash incentives in our non-GAAP results.

3. Other items.

We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4

Biogen Idec Inc.

December 31, 2011

Product Revenues

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2011	2010
PRODUCT REVENUES

Avonex®	$703,226	$654,072

Tysabri®	269,350	241,629

Fumaderm®	13,546	13,939

Fampyra®	10,433	—

Other	—	112

Total product revenues	$996,555	$909,752

	Twelve Months Ended December 31,
	2011	2010
PRODUCT REVENUES

Avonex®	$2,686,624	$2,518,356

Tysabri®	1,079,448	900,250

Fumaderm®	54,728	51,194

Fampyra®	13,569	—

Other	1,748	256

Total product revenues	$3,836,117	$3,470,056